                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 C-COR.net Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)    Title of each class of securities to which transaction applies:

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    (2)    Aggregate number of securities to which transaction applies:

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    (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    (4)    Proposed maximum aggregate value of transaction:

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    (5)    Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

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     (2)   Form, Schedule or Registration Statement No.:

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     (4)   Date Filed:

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Notes:

                                 C-COR.net Corp.
                                 60 Decibel Road
                           State College, PA 16801 USA
                           814-238-2461/800-233-2267

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                October 19, 1999
TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of C-COR.net Corp. will be held at the offices of the Corporation, 60 Decibel Road, State College, Pennsylvania, on October 19, 1999, at 9:00 a.m. for the following purposes:

        1.        To consider and act upon a proposal to elect four Directors:
                  three Directors to serve a term of three years and one Director to serve a term of one year, and until their respective successors are elected and qualified.

        2. To approve an amendment to increase from 24,000,000 to 50,000,000 the number of shares of Common Stock authorized for issuance under the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of the Commonwealth of Pennsylvania on February 19, 1981, as amended (the "Current Articles"), an increase of 26,000,000 shares.

        3. To approve an amendment to the Current Articles to eliminate the right of shareholders to cumulate votes in the election of directors.

        4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed September 7, 1999, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting and any adjournments. Consequently, only holders of Common Stock of record on the transfer books of the Corporation at the close of business on September 7, 1999, will be entitled to notice of and to vote at the meeting and any adjournments.

         Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                            /s/ William T. Hanelly
                                            WILLIAM T. HANELLY
                                            Vice President-Finance, Secretary
                                            and Treasurer
September 20, 1999

                                 C-COR.net Corp.
                                 60 Decibel Road
                           State College, PA 16801 USA
                           814-238-2461/800-233-2267

                                 PROXY STATEMENT
                                       FOR
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 19, 1999


                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of C-COR.net Corp., a Pennsylvania corporation (the "Corporation"), for the purpose of soliciting proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on October 19, 1999 (the "Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Corporation on or about September 20, 1999.

         The shares represented by the proxy will be voted if the proxy is received in time for the meeting. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving notice of such revocation to the Secretary of the Corporation, by appearing at the meeting and voting in person, or by returning a later dated proxy.

         When your proxy card is returned properly signed, those shares will be voted in accordance with your instructions. The Board of Directors knows of no matters that are likely to be brought before the meeting, other than the matters specifically referred to in the notice of the meeting. With respect to other matters which may properly come before the meeting, the persons named in the accompanying proxy will vote in their discretion.

                             SOLICITATION OF PROXIES

         The cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and form of proxy will be borne by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors and other employees of the Corporation by telephone or personal solicitation. No additional compensation will be paid to such individuals. The Corporation may pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners. The Corporation may also hire and pay a professional proxy solicitor.

                            QUORUM AND VOTING RIGHTS

         Only shareholders of record at the close of business on September 7, 1999, will be entitled to vote at the Annual Meeting. On such date, there were 10,688,356 shares of the Corporation's Common Stock, $.10 par value per share (the "Common Stock"), outstanding, each share being entitled to one vote, except that the holders have cumulative voting rights in the election of Directors. Therefore, each shareholder is entitled to as many votes in the election of those directors to be elected for a term expiring in 2000 or 2002, as the case may be, as shall equal the number of his or her shares of Common Stock multiplied by the number of directors of each such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he or she sees fit. To cumulate votes in this manner, the proxy must be clearly marked to indicate the number of votes to be cast for each nominee. Execution of a proxy giving authority to vote for the nominees named herein will give discretion to the named proxies to vote shares cumulatively for fewer than all nominees. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" the nominees for director, "FOR" the amendment ("Proposal No. 2") to increase the number of shares of Common Stock authorized for issuance under the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of the Commonwealth of Pennsylvania on February 19, 1981, as amended (the "Current Articles") and "FOR" the amendment ("Proposal No. 3") to the Current Articles to eliminate the right of shareholders to cumulate votes in the election of Directors.

         Approval of Proposal No. 2 and Proposal No. 3 and any other matters brought before the meeting, other than the election of directors, will require the favorable vote of a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the meeting. The Corporation is not aware of any matter, other than as referred to in this Proxy Statement to be presented at the meeting.

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Four Directors are to be elected: three Directors to hold office for terms of three years and until their successors shall have been elected and qualified, and one Director to hold office for a term of one year and until his successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons designated as proxies will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. They reserve full discretion to cast votes for another person in the event that any nominee is unable to serve.

         The nominee for election as a Director for a term expiring in 2000 receiving the highest number of votes cast by shareholders entitled to vote thereon, and the three nominees for election as Directors for terms expiring in 2002 receiving the highest number of votes cast by shareholders entitled to vote thereon, will be elected to serve on the Board of Directors. All of the nominees have indicated that they are willing to stand for election, and are willing to serve, if elected, but if any of them should decline to serve or become unavailable, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of Directors accordingly.

         The following table sets forth information as to nominees for Directors of the Corporation, as well as information as to the Directors of the Corporation who are continuing to serve. The offices referred to in the table are offices of the Corporation, unless otherwise indicated.


                     INFORMATION REGARDING DIRECTOR NOMINEES

                                                       Principal Occupations
                                                       and Business During                          Year First
                                                       Last Five Years and                           Became a
          Nominee and Age                             Current Directorships                          Director
          ---------------                          ----------------------------                   ---------------
To be elected for a term expiring in 2000:

Michael J. Farrell, 49                President - Farrell & Co., an investment banking                    N/A
                                      firm specializing in investing in and organizing
                                      mergers involving manufacturing companies since
                                      1982; President and CEO - MK Rail Corporation from
                                      1995 to 1996, President and COO from 1994 to 1995;
                                      Chairman of the Board - Farrell & Co.; Director -
                                      Freedom Forge, Federated Investors, Inc., American
                                      Alloys and Pittsburgh Flatroll Company; Board
                                      of Visitors - Pennsylvania State University Smeal
                                      College of Business Administration;  Foundation
                                      Board Member - the Shadyside Hospital.


                                                       Principal Occupations
                                                       and Business During                          Year First
                                                       Last Five Years and                           Became a
          Nominee and Age                             Current Directorships                          Director
          ---------------                           ----------------------------                   ---------------
To be elected for a term expiring in 2002:

David A. Woodle, 43                   President and Chief Executive Officer since July 20,             1998
                                      1998; General Manager-Strategic Systems of Raytheon
                                      Systems Company, a company providing computer
                                      systems integration services to government and
                                      commercial customers, from January 1998 to July
                                      1998; Vice President and General Manager, Raytheon
                                      E-Systems, HRB Systems from June 1996 to January
                                      1998; VP, Strategic Programs and TMS, Raytheon
                                      E-Systems, HRB Systems from October 1990 to June
                                      1996.

I. N. Rendall Harper,                 President, Chief Executive Officer and Treasurer,                1982
Jr., 61                               American Micrographics Company, Inc., a computer
                                      graphics company, since 1977. Partner, Keystone
                                      Minority Capital Fund.  Director Duquesne University
                                      and Three Rivers Bank.

Dr. Frank Rusinko, Jr., 68            Senior Scientist and Director, Consortium for                    1990
                                      Premium Carbon Products from Coal, since June 1998,
                                      and Senior Scientist and Director, Carbon Research
                                      Center, since August 1991, College of Earth and
                                      Mineral Sciences, The Pennsylvania State University;
                                      Senior Scientist and Director, The Anthracite
                                      Institute and The Cooperative Program in Coal
                                      Research, from July 1992 to December 1995, College
                                      of Earth and Mineral Sciences, The Pennsylvania
                                      State University. Chairman, Transor Filter, U.S.A.,
                                      a supplier of EDM filtration systems, since August
                                      1991.


                                                       Principal Occupations
                                                       and Business During                          Year First
                                                       Last Five Years and                           Became a
          Nominee and Age                             Current Directorships                          Director
          ---------------                          ----------------------------                   ---------------
Continuing Members of the Board of Directors - terms expiring in 2000:

Richard E. Perry, 69                  Chairman since June 1986; Chief Executive Officer                1985
                                      from July 1985 to August 1996 and from April 7, 1998
                                      to July 20, 1998; President from July 1985 to
                                      December 1992.  Director, Scientific Systems, Inc.

Donald M. Cook, Jr., 68               Retired; formerly, President and Chief Operating                 1988
                                      Officer, SEMCOR, Inc., a corporation providing
                                      systems engineering and management services, from
                                      May 1990 to January 1996.  Director, RMS Information
                                      Systems, Inc.

Continuing Members of the Board of Directors - terms expiring in 2001:

 Anne P. Jones, 64                    Telecommunications Consultant, since October 1994;               1989
                                      Partner, Washington, D.C. office of law
                                      firm of Sutherland, Asbill & Brennan from
                                      September 1983 to October 1994; Director,
                                      Motorola, Inc., American Express Funds and
                                      AMNEX, Inc.

Dr. James J. Tietjen, 66              Dean, School of Technology Management, The Stevens               1987
                                      Institute of Technology, since July 1996; Head of
                                      Department of Management and Engineering Management,
                                      The Stevens Institute of Technology, from August
                                      1994 to July 1996; President and Chief Executive
                                      Officer, SRI International, a non-profit scientific
                                      research firm, from December 1990 to January 1994.


                                                       Principal Occupations
                                                       and Business During                          Year First
                                                       Last Five Years and                           Became a
          Nominee and Age                             Current Directorships                          Director
          ---------------                          ----------------------------                   ---------------
John J. Omlor, 64                     President and Chief Executive Officer, John J. Omlor             1989
                                      Associates, Ltd., a general business consulting
                                      firm, since 1981; Executive Vice President and Chief
                                      Financial Officer, Paper Manufacturers Co., a
                                      manufacturer of office consumables, from September
                                      1987 to September 1997. Director, Paper
                                      Manufacturers Co. and FCG, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES PRESENTED.

                                 PROPOSAL NO. 2

             APPROVAL OF THE INCREASE IN THE AUTHORIZED COMMON STOCK

         The Corporation's shareholders are being asked to consider and approve an amendment (also referred to herein and previously defined as "Proposal No. 2") to increase from 24,000,000 to 50,000,000 the number of shares of Common Stock authorized for issuance under the Corporation's Amended and Restated Articles of Incorporation, filed with the Secretary of the Commonwealth of Pennsylvania on February 19, 1981, as heretofore amended (the "Current Articles").

         The Current Articles authorize 24,000,000 shares of Common Stock, par value of $.10 per share, and 2,000,000 shares of Preferred Stock, no par value per share. The Board of Directors believes this capital structure does not provide for sufficient authorized shares of Common Stock for the future needs of the Corporation. Therefore, the Board of Directors unanimously approved Proposal No. 2 on August 17, 1999 to increase the authorized number of shares of Common Stock from 24,000,000 shares to 50,000,000 shares, an increase of 26,000,000 shares. The resolution proposed by the Board of Directors for adoption by the Shareholders is set forth as Appendix A to this Proxy Statement and is incorporated herein by reference.

Reasons For and Effect of Amendment

         On July 13, 1999, 10,629,919 shares of Common Stock were outstanding. In addition, approximately 366,930 warrants and stock options to acquire an aggregate of up to approximately 2,066,623 shares of Common Stock were outstanding. After giving effect to the reservation of shares of Common Stock issuable upon the exercise of the warrants and stock options previously granted or available for grant under the Corporation's stock option plans and taking into account shares of Common Stock reserved by the Corporation pursuant to a definitive merger agreement the Corporation has entered into, the Corporation presently has approximately 8,258,144 shares of authorized but unissued and unreserved Common Stock.

         If the shareholders approve Proposal No. 2, then the Board of Directors would generally have the authority, without further action of the shareholders, to issue the proposed additional shares of Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is desirable to have the ability to issue additional shares of Common Stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisitions of other businesses, equity financings, stock dividends or distributions and issuances of options pursuant to the Corporation's stock option plans. Any or all of these issuances could take place without further action by the shareholders, unless shareholder action was required by applicable law or rules of any stock exchange or quotation system on which the Corporation's securities may then be listed.

         The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Corporation's shareholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Corporation more difficult. For example, additional shares could be issued by the Corporation so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Corporation. Similarly, the issuance of additional shares to certain persons allied with the Corporation's management could have the effect of making it more difficult to remove the Corporation's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, issuance of additional shares by the Corporation could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Corporation earnings and book value, an increase in the aggregate number of outstanding shares of the Corporation caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Corporation's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected. The holders of Common Stock have no preemptive rights to purchase additional shares.

         The favorable vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting, is required for approval of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

                APPROVAL OF THE ELIMINATION OF CUMULATIVE VOTING

         The Corporation's shareholders are being asked to consider and approve an amendment of the Current Articles to eliminate cumulative voting in the election of directors of the Corporation (also referred to herein and previously defined as "Proposal No. 3"). On August 17, 1999, the Board of Directors unanimously approved Proposal No. 3. If Proposal No. 3 is adopted by the shareholders, it will be effective for all elections occurring after the Corporation's 1999 Annual Meeting. The resolution proposed by the Board of Directors for adoption by the shareholders is set forth as Appendix B to this Proxy Statement and is incorporated herein by reference.

         Under cumulative voting, each shareholder may cast a number of votes equal to the number of shares held by such shareholder, multiplied by the number of directors of the class to be elected at the meeting. The shareholder may cast such votes entirely for one candidate or allocate them among two or more nominees for director in any manner desired by the shareholder. The candidates receiving the highest number of votes, up to the number of shareholders to be elected, are elected. Cumulative voting enables a shareholder, or a group of shareholders, representing a small minority of the votes cast to elect one or more nominees. If Proposal No. 3 is adopted by the shareholders, each of the Corporation's directors would instead be elected by a plurality of the votes cast.

         The Board of Directors believes that every director of a publicly held corporation should represent the interests of at least a plurality of shareholders. As noted above, with cumulative voting in effect, it would be possible for shareholders holding a substantial minority of the shares, whose interests and goals may not be consistent with those of the holders of a majority of the shares, to obtain representation on the Board of Directors. The Board of Directors believes that such representation could be disruptive and could impair the efficient management of the Corporation for the benefit of shareholders generally. With plurality voting, a nominee could not be elected without relatively wide support. The Board of Directors believes that this would be in the best interests of the Corporation and its shareholders.

         Elimination of cumulative voting in the election of directors could, under certain circumstances, make it more difficult for a shareholder who acquires a substantial number of shares to obtain representation on the Board of Directors. To the extent that it impedes the ability of a shareholder to obtain representation on the Board of Directors, the proposed amendment might render more difficult any attempt by a minority holder or group of holders of a significant number, but less than a majority, of voting shares to monitor, change, or influence the management or policies of the Corporation, and might be viewed as perpetuating management and having an anti-takeover effect. In addition to the proposed Proposal No. 3, the Corporation has the following other provisions in its Articles of Incorporation or Bylaws or agreements which could be viewed as having anti-takeover effects: (a) a provision requiring advance notice for shareholder nominations of directors, (b) a staggered Board, (c) "blank check" preferred stock, (d) removal of directors only for cause, (e) no shareholder action by partial written consent, (f) a supermajority (66 2/3%) vote required to approve certain transactions between the Corporation and an "interested shareholder" and (g) a shareholder rights plan.

         The proposed Proposal No. 3 is not in response to an effort by a minority shareholder or group of shareholders to obtain representation on the Board of Directors or acquire greater influence in the management of the Corporation's business, nor is the Corporation aware of any such effort. Further, it is not in response to any attempt to acquire control of the Corporation, nor is the Corporation aware of any such attempt.

         The favorable vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting is required for approval of the Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL NO.
3.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table shows, as of August 24, 1999, as to each Director and nominee for Director of the Corporation, and as to the Chief Executive Officer, the former Chief Executive Officer during the last fiscal year and the executive officers of the Corporation listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and as to all of the Corporation's Directors, Director nominees, former Chief Executive Officer during the last fiscal year and executive officers as a group (including the Chief Executive Officer), the amount and nature of beneficial ownership of the Corporation's Common Stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power.


                                                     Amount and
                                                     Nature of                 Percent of
Name of Beneficial Owner                             Beneficial                  Class
------------------------                             ----------                  -----
Donald M. Cook, Jr.                                    7,250 (1)                   *
David J. Eng                                          33,722 (2)                   *
Michael J. Farrell                                         0 (3)                   *
I.N. Rendall Harper, Jr.                               9,250 (4)                   *
Anne P. Jones                                          6,250 (5)                   *
Chris A. Miller                                       14,427 (6)                   *
Donald F. Miller                                      23,612 (7)                   *
Gerhard B. Nederlof                                   41,809 (8)                   *
John J. Omlor                                         15,250 (9)                   *
Richard E. Perry                                     315,683(10)                 2.9%
Dr. Frank Rusinko, Jr.                                6,750 (11)                   *
Dr. James J. Tietjen                                 11,250 (12)                   *
David A. Woodle                                      16,300 (13)                   *
All Directors, Director nominees and executive
officers as a group (18 persons)                  1,420,393 (14)                12.9%


-----------------
*        Represents less than 1% of the Corporation's Common Stock
         (1) Includes options (exercisable at August 24, 1999) to purchase 3,500 shares of Common Stock.
         (2) Includes options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 30,700 shares of Common Stock and 1,917 shares of Common Stock held for Mr. Eng's account in the Corporation's Retirement Savings and Profit Sharing Plans.
         (3) On August 25, 1999, Mr. Farrell purchased 2500 shares of Common Stock.
         (4) Includes 2,000 shares of Common Stock owned by Mr. Harper's wife. Mr. Harper disclaims beneficial ownership of the shares owned by his wife.
         (5) Includes options (exercisable at August 24, 1999) to purchase 2,750 shares of Common Stock.
         (6) Includes options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 8,000 shares of Common Stock and 127 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plans.
         (7) Includes options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 19,850 shares of Common Stock and 315 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plans.

         (8) Includes options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 30,344 shares of Common Stock.
         (9) Includes options (exercisable at August 24, 1999) to purchase 3,250 shares of Common Stock and 10,000 shares held under a deferred benefit plan of J.J. Omlor Associates Ltd.
        (10) Includes options (exercisable at August 24, 1999) to purchase 200,000 shares of Common Stock, 15,683 shares of Common Stock held for Mr. Perry's account in the Corporation's Retirement Savings and Profit Sharing Plans and 100,000 shares owned by the Perry Family Limited Partnership. Mr. Perry served as interim Chief Executive Officer from April 7, 1998 until July 20, 1998.
        (11) Includes options (exercisable at August 24, 1999) to purchase 3,750 shares of Common Stock.
        (12) Includes options (exercisable at August 24, 1999) to purchase 3,250 shares of Common Stock.
        (13) Includes options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 12,500 shares of Common Stock and 2,201 Shares of Common Stock held for Mr. Woodle's account in the Corporation's Retirement Savings and Profit Sharing Plans. The Corporation's Board of Directors elected Mr. Woodle as the Corporation's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
        (14) Includes the shares and options referred to in the notes above, and options (exercisable at August 24, 1999 or within 60 days thereof) to purchase 23,120 shares of Common Stock and 2,061 shares of Common Stock held for the account of additional executive officers in the Corporation's Retirement Savings and Profit Sharing Plans. A Director disclaims beneficial ownership of 2,000 shares owned by his wife. This amount includes shares of Common Stock owned by David R. Ames and Terry L. Wright who became executive officers on July 9, 1999 when the Corporation acquired Convergence.com Corporation. Mr. Ames and Mr. Wright each own 446,190 shares of common stock.


                             ADDITIONAL INFORMATION

Board of Directors

         The Board of Directors held 10 meetings during the fiscal year ended June 25, 1999. Each of the incumbent Directors attended over 75% of the meetings of the Board of Directors and Committees on which they served. During fiscal year 1999, non-employee board members received an annual retainer of $7,000 if they did not serve as the chairperson of any Committee or $7,500 if they served as a chairperson, and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the Committees thereof that they attended. In addition, under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee Director received a grant of options to purchase 1,000 shares of the Corporation's Common Stock upon his or her initial election as a Director and an annual grant of options to purchase 250 shares of the Corporation's Common Stock thereafter. The options granted under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Strategic Planning Committee, the Nominating Committee and the Technology Innovation Committee. The members of all of these committees are appointed by the Board.

Executive Committee

         The Executive Committee is currently comprised of Richard E. Perry (Chairman), Donald M. Cook, Jr., I.N. Rendall Harper, Jr., John J. Omlor and David A. Woodle. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors in the management of all affairs of the Corporation in such manner as the Committee deems to be in the best interests of the Corporation. The Executive Committee met 4 times during the last fiscal year.

Audit Committee

         The Audit Committee is currently comprised of I.N. Rendall Harper, Jr. (Chairman), Anne P. Jones and Dr. Frank Rusinko, Jr. During fiscal year 1999, Javad K. Hassan was a member of the Audit Committee until his resignation from the Board of Directors on June 27, 1999. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and meets with the Corporation's internal and independent auditors to review the services rendered by them to the Corporation. During the last fiscal year, the Audit Committee held 3 meetings.

Compensation Committee

         The Compensation Committee is currently comprised of Donald M. Cook, Jr. (Chairman), Anne P. Jones and Dr. James J. Tietjen. The Compensation Committee is responsible for managing the Corporation's 1988 Stock Option Plan (the "1988 Plan"), the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1989 Plan"), the Incentive Plan (the "1998 Plan") and the Profit Incentive Plan (the "Profit Plan"), and approving the compensation of officers of the Corporation. No member of the Compensation Committee is an employee of the Corporation, or an executive officer of a company on whose board an executive officer of the Corporation serves as a director. The Compensation Committee held 9 meetings during the last fiscal year.

Strategic Planning Committee

         The Strategic Planning Committee, currently comprised of Richard E. Perry (Chairman), Donald M. Cook, Jr., I.N. Rendall Harper, Jr., Anne P. Jones, John J. Omlor, Dr. Frank Rusinko, Jr., Dr. James J. Tietjen and David A. Woodle, permits the Corporation's management to discuss strategic planning with experienced Directors. During fiscal year 1999, Javad K. Hassan was a member of the Strategic Planning Committee until his resignation from the Board of Directors on June 27, 1999. The Strategic Planning Committee held 6 meetings during the last fiscal year.

Nominating Committee

         The Nominating Committee, currently comprised of Richard E. Perry (Chairman), I.N. Rendall Harper, Jr., Anne P. Jones and Dr. Frank Rusinko, Jr., was created for the purpose of recommending nominees for election to the Board of Directors and as Executive Officers. The

Nominating Committee will consider nominees for Directors recommended by shareholders upon submission in writing to the Secretary of the Corporation of the names of such nominees, together with their qualifications for service with the Corporation. The Nominating Committee held 2 meetings during the last fiscal year.

Technology Innovation Committee

         The Technology Innovation Committee, currently comprised of Dr. James
J. Tietjen (Chairman), John J. Omlor and Dr. Frank Rusinko, Jr., provides the Corporation's management with the opportunity to discuss ways that new technologies and engineering resources can be developed and implemented. During fiscal year 1999, Javad K. Hassan was a member of the Technology Innovation Committee until his resignation from the Board of Directors on June 27, 1999. The Technology Innovation Committee held 7 meetings during the last fiscal year.

                                PRINCIPAL HOLDERS

         The following table sets forth, as of August 24, 1999 (unless otherwise noted), the beneficial ownership of the Corporation's Common Stock of each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding shares of the Corporation's Common Stock. The percentages set forth in this table do not reflect the issuance of 1,433,323 shares of the Corporation's Common Stock in connection with the completion of a merger on July 9, 1999 because the Schedules 13G and 13D relied upon for this table were based on the number of shares outstanding on December 31, 1998. The Corporation has relied on information received from each of the shareholders as to beneficial ownership, including information contained on Schedules 13G and 13D, except with respect to the TCW Group, Inc ("TCW"). According to an amended
 Schedule 13G, dated February, 12, 1999, received by the Corporation from TCW, TCW beneficially owned 496,000 shares of the Corporation's Common Stock. However, the Corporation has reason to believe, based on a Nasdaq-AMEX Online report dated as of September 2, 1999, that TCW presently owns no shares of the Corporation's Common Stock.

                                                              Amount and
                                                               Nature of                      Percent of
Name of Beneficial Owner                                      Beneficial                        Class
------------------------                                      ----------                        -----
Citigroup, Inc.                                               1,203,327 (1)                      13.2%
153 East 53rd Street
New York, NY 10043

Fenimore Asset Management, Inc.                                 785,929 (2)                      8.63%
118 North Grand Street
Cobleskill, NY 12043

Wellington Management Company, LLP                              694,000 (3)                      7.62%
75 State Street
Boston, MA 02109

BankAmerica Corporation                                         480,650 (4)                      5.28%
100 North Tryon Street
Charlotte, N.C.  28255

-------------------
(1) Based upon an amended Schedule 13G, dated January 12, 1999, filed by Citigroup Inc. ("Citigroup"), Salomon Smith Barney, Inc. ("SSB"), Salomon Brothers Holding Company Inc. ("SBHC"), Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Mutual Management Corp. ("MMC"), a registered investment advisor. SBHC is the sole stockholder of SSB; SSB Holdings is the sole stockholder of each SBHC and MMC; and Citigroup is the sole stockholder of SSB Holdings. Citigroup and SSB Holdings both disclaim beneficial ownership of such shares.
(2) Based upon an amended Schedule 13G, dated February 5, 1999, received by the Corporation from Fenimore Asset Management, Inc., a registered investment advisor, and Thomas O. Putnam.
(3) Based upon a Schedule 13G, dated December 31, 1998, received by the Corporation from Wellington Management Company, LLP, a registered investment advisor.

(4) Based upon a Schedule 13D dated January 28, 1999, received by the Corporation from BankAmerica Corporation ("BankAmerica") a registered bank holding company, NB Holdings Corporation ("NB Holdings") which is a holding company of its subsidiaries, NationsBank NA, a bank, NationsBanc Advisors Inc., a registered investment advisor and TradeStreet Investment Associates Inc., a registered investment advisor. By virtue of the corporate relationships between these companies, BankAmerica (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned by its lower tier subsidiaries. The power to vote and dispose of shares may be deemed to be shared between entities due to their corporate relationships.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Report of Board of Directors' Compensation Committee on Executive Compensation
------------------------------------------------------------------------------

         The Compensation Committee (the "Committee") is comprised of Mr. Cook (Chairman), Ms. Jones and Dr. Tietjen, none of whom is or has been an officer or employee of the Corporation.

         The primary role of the Committee is to determine the compensation of the executives of the Corporation and its subsidiaries. The Committee is responsible for reviewing pay levels for senior executives, overseeing the Profit Plan, the 1988 Plan, the 1989 Plan and the 1998 Plan, and recommending to the full Board of Directors appropriate actions to achieve a sound executive compensation policy in support of the Corporation's short- and long-term business objectives.

         The executive compensation programs of the Corporation are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the Corporation; and (3) align the interests of senior management with the long-term interests of the Corporation's shareholders. At present, the basic components of the Corporation's executive compensation program are base salaries, the Profit Plan and long-term incentive compensation. The Corporation also provides broad-based employee benefit plans and certain other executive benefit plans. During the fiscal year ended June 25, 1999, the Committee continued to review the Corporation's compensation programs and practices. For the fiscal year ended June 25, 1999, the compensation for the Chief Executive Officer and other executive officers included adjustments to provide for a more market-based base salary structure while continuing to include a significant portion of variable or "at risk" pay.

         Base Salary: For the fiscal year ended June 25, 1999, base salary for officers was below the median for comparable companies, and officers were given the opportunity to exceed this median via the officers' allocation under the Profit Plan.

         Profit Plan: Under the Profit Plan in effect for the fiscal year ended June 25, 1999, all full-time, active employees were eligible to participate except for employees of certain subsidiaries and employees participating in a Sales and Marketing Incentive Plan. The Profit Plan provides variable compensation based on the relationship of the pre-incentive, pre-tax profits of the Corporation compared to the Annual Financial Plan, endorsed by the Board of Directors at the beginning of each fiscal year. The Profit Plan is designed to provide incentive to management and all other employees to achieve and improve upon the profit levels set forth in the Annual Financial Plan. Pre-incentive, pre-tax profits must be at least 90 percent of that which is reflected in the Corporation's Annual Financial

Plan in order to generate a Profit Plan pool. The pool is 10 percent of pre-incentive, pre-tax profits up to 100 percent of the target profits set forth in the Annual Financial Plan and is 20 percent for the incremental amounts above the target profits set forth in the Annual Financial Plan. Further, the Profit Plan pool is allocated to various sub-pools for distribution, based upon the employee's classification and a separate sub-pool is established for officers with 2 percent per officer of the total Profit Plan pool allocated to the officer sub-pool. Each employee's (other than officers) payout is the ratio of his or her base earnings to the total base earnings of all employees in their sub-pool. Each officer will receive an equal portion of the officer sub-pool, except that the President and CEO will receive three times as much as the other officers. Amounts payable under the Profit Plan are paid in quarterly installments to certain employees, with the remainder of employees, including officers, eligible for an annual payment under the plan.

         Long-Term Incentive Compensation: On April 29, 1998, the Board of Directors adopted the 1998 Plan as a successor to the 1988 Plan and the 1989 Plan. The purposes of the 1988 Plan and the 1998 Plan are to benefit the Corporation by providing increased incentive to employees, to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. All active, full-time employees of the Corporation are eligible to receive stock options, which are granted at a price equal to the current fair market value of the Corporation's stock and will be of value to the employee only if the stock value increases over time. In addition to stock options, under the 1998 Plan, all employees are eligible to receive restricted stock (which are awards that give the participant the right to receive shares of common stock at the end of a specified period if he or she continues to be an employee of the Corporation at the end of such period), performance shares (which are awards to receive shares of common stock if certain performance goals are met) and performance units (which are awards to receive a fixed dollar amount, payable in cash, common stock or a combination of such if certain performance goals are met). Stock option awards generally vest over a five-year or four-year period and expire in ten or eight years. Consistent with these purposes, options were granted under the 1988 Plan and the 1998 Plan to certain of the Corporation's executive officers during the fiscal year ended June 25, 1999.

         The Corporation has a Supplemental Retirement Plan for a select group of management employees. The management employees who have been eligible to participate in this plan for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for 15 years. The management employees who have been eligible to participate in this plan for five years and are age 60 or older or who have been a participant for ten years and are age 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The years of service requirements were waived for three executive officers who had participated in the Supplemental Retirement Plan prior to the amendment of the plan to include years of service requirements. Beneficiary benefits are a part of this plan.

         The Corporation maintains certain broad-based employee benefit plans in which senior executives participate. These plans include Retirement Savings and Profit Sharing Plans, life and health insurance plans, and change of control agreements. These plans are not directly tied to the Corporation's performance.

         Chief Executive Compensation: On June 16, 1998, David A. Woodle was appointed President and Chief Executive Officer of the Corporation, effective July 20, 1998. On July 22, 1998, the Corporation entered into an employment agreement with Mr. Woodle which was reviewed by the Committee and amended on June 22, 1999 (as so amended, the "Agreement"). Pursuant to the Agreement, Mr. Woodle has agreed to serve as President and Chief Executive Officer of the Corporation for a term of five years ending on July 30, 2003. The Agreement provides for an annual base salary of $200,000 (subject to annual review by the Committee), as well as certain fringe benefits. After its review this past June, the Committee increased Mr. Woodle's annual base salary to $250,000 for the remaining term of the Agreement. The Agreement further provides that Mr. Woodle is eligible to participate in the Corporation's profit incentive plan then in effect. In accordance with the terms of the Agreement, Mr. Woodle has been granted the following options: (1) an option for the purchase of 50,000 shares of the Corporation's Common Stock under the 1988 Plan, vesting over a four-year period at a rate of 12,500 shares per year, (2) two options, each for the purchase of 25,000 shares of the Corporation's Common Stock under the 1998 Plan, each vesting over a four-year period at a rate of 6,250 shares per year with one option providing for accelerated vesting if the Corporation's revenues equal or exceed $200 million for the fiscal year ending June 30, 2000 and (3) an option to purchase 40,000 shares of the Corporation's Common Stock under the 1998 Plan, 25,000 of these shares vesting over a period of four years at a rate of 6,250 shares per year and 15,000 of these shares vesting on an accelerated basis if the market value of the Common Stock of the Corporation reaches $50 per share (as adjusted for stock splits and similar transactions). The Agreement provides that Mr. Woodle will be entitled to participate in the Corporation's supplemental retirement plan with an annual supplemental retirement benefit of $25,000 commencing on Mr. Woodle's retirement and continuing for a period of 15 years in accordance with and subject to the terms of such plan. The Agreement also provides that in the event that Mr. Woodle's employment with the Corporation is terminated involuntarily within 18 months of a change of control (defined as ownership of 30 percent or more of the Corporation's voting stock or a merger, sale of 50 percent or more of the assets of the Corporation or a change in a majority of Directors), Mr. Woodle would be entitled to receive two times his annual salary, two times the Corporation's annual 401(k) matching contribution made on his behalf and continuation of health and other insurance programs and other fringe benefits for a period of two years. Mr. Woodle would also receive an amount in cash equal to two times the amount that would have been paid to him under the Corporation's profit incentive plan then in effect. In addition, all outstanding options held by Mr. Woodle would become immediately exercisable and remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code. Mr. Woodle will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

         The Committee determined the terms and provisions of Mr. Woodle's compensation arrangements in its subjective discretion, based, at least in part, upon the Committee's evaluation of the Corporation's need to attract, motivate and retain highly qualified executive officers. Such terms and provisions were determined as a result of negotiations between the Committee and Mr. Woodle.

                  Submitted by,


                  Donald M. Cook, Jr., Chairman
                  Anne P. Jones
                  Dr. James J. Tietjen

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the compensation received by certain executive officers of the Corporation.


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                    ANNUAL  COMPENSATION                   AWARDS
                               --------------------------------------------------------------------------------------------

                                                                     Other                                   All Other
                                                                     Annual                                  Compen-
      Name and Principal        Fiscal                               Compen-        Restricted    Options    sation
           Position              Year      Salary ($)    Bonus ($)   sation ($)     Stock ($)       (#)      ($) (1)
---------------------------------------------------------------------------------------------------------------------------
David A. Woodle (2)              1999       184,628       95,882      8,800(3)         -          140,000     11,313
President and Chief              1998           -            -          -              -              -         -
Executive Officer                1997           -            -          -              -              -         -

Richard E. Perry (4)             1999       200,007       38,028          -            -               -      12,536
Chairman                         1998       205,776       42,564     31,638(5)         -               -       6,454
                                 1997       153,851        4,095      7,200            -           25,000     10,790

Chris A. Miller                  1999       124,661       38,028      4,808(6)         -            7,000      8,305
Vice President-Services          1998       111,440       25,690        928(7)         -           20,000      6,903
                                 1997        94,898        2,327      1,401            -                -      6,305

Gerhard B. Nederlof(8)           1999       144,651       38,028         -            10,875(10)   14,000      9,215
Senior Vice President-           1998       135,114       31,148    119,034(9)         -           20,000      6,905
Marketing                        1997       118,217        2,568     25,106            -                -          -

David J. Eng(11)                 1999       131,621       38,028      5,385(6)        10,875(10)   25,000      8,756
Senior Vice President-           1998       116,904       26,905        250(12)        -           20,000      7,029
Sales                            1997       101,825        2,388        250            -                -      6,679

Donald F. Miller                 1999       109,800       38,028      5,212(13)        -           10,000      7,436
Vice President, Opera-
 tions &                         1998       102,118       23,541      1,113(14)        -           17,000      6,194
Manufacturing                    1997        89,905        2,204      1,477            -                -      5,978


(1) Consists of the Corporation's matching contributions to the Corporation's employees' retirement savings plans for the account of the persons indicated.
(2) The Corporation's Board of Directors elected Mr. Woodle as the Corporation's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(3)    Represents payment for car allowance.
(4) Includes compensation for acting as interim Chief Executive Officer from April 7, 1998 until July 20, 1998 .
(5) Includes $1,800 payment for car allowance and $29,838 reimbursement for financial and tax planning.
(6)    Represents payment for sick day buy back.
(7) Represents travel savings sharing of $428 and miscellaneous bonus of $500.
(8) Mr. Nederlof was appointed Senior Vice President-Marketing, Business Development and Services effective March 1, 1997 and was appointed to his present position effective September 1, 1998. He had previously served in several executive sales positions with the Corporation.
(9) Represents relocation expenses of $112,107, housing allowance of $4,088, transportation allowance of $2,215 and miscellaneous bonus of $624.
(10) Represents a grant of 1,000 shares of restricted stock valued at the market price of $10.875 per share for unrestricted stock on the date of grant. The restricted stock vests on June 30, 2001. These are the only shares of restricted stock held by the named executive officer as of the end of the last fiscal year.

(11) Mr. Eng was appointed Senior Vice President-Worldwide Sales effective March 1, 1997 and was appointed to his present position effective September 1, 1998. He had previously served in several executive sales positions with the Corporation.
(12)   Represents miscellaneous bonus.
(13) Represents payment of $4,231 for sick day buy back and payment of $981 for travel savings.
(14)   Represents travel savings sharing.

                        OPTION GRANTS IN LAST FISCAL YEAR


         The following table sets forth information concerning the grant of stock options during the 1999 fiscal year to the executive officers named in the summary compensation table. All such grants were made under either the 1988 Plan or the 1998 Plan.

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                      Annual Rates of Stock
                                                                                       Price Appreciation
                                                Individual Grants                        for Option Term(1)
                        -----------------------------------------------------------------------------------------
                                         % of Total
                                           Options
                                         Granted to     Exercise
                             Options      Employees      or Base
                            Granted(2)    in Fiscal       Price      Expiration
Name                           (#)          Year         ($/Sh)         Date           5%($)         10%($)
-----------------------------------------------------------------------------------------------------------------
David A. Woodle (3)          50,000        6.9%        $16.6875        7/20/06        $398,377      $954,182
                             25,000        3.4%           12.50       10/26/06         149,205       359,312
                             25,000        3.4%           18.50        1/19/07         220,823       528,910
                             40,000        5.5%          21.875        6/23/99         417,774     1,000,640

Richard E. Perry (4)           -           -                 -             -             -            -

Chris A. Miller               7,000        1.0%          21.875        6/23/99          73,110       175,112

Donald F. Miller             14,000        1.9%          21.875        6/23/99         146,221       350,224

Gerhard B. Nederlof          25,000        3.4%          21.875        6/23/99         261,108       625,400

David J. Eng                 10,000        1.4%          21.875        6/23/99         104,443       250,160


---------

(1) Potential realizable value is based on the assumed annual growth rates of the market price of the common stock of 5% and 10% required by the Securities and Exchange Commission and these rates are not intended to forecast future appreciation of the Corporation's stock price.
(2) Represents options granted under the Corporation's 1988 Plan and 1998 Plan, to acquire shares of Common Stock. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the business day previous to the date of grant. The options become exercisable in the increments of 25% per year over four years, beginning on the first anniversary of the date of grant. Vesting of certain options described above will accelerate if the market value of the Common Stock of the Corporation reaches $50 per share (as adjusted for stock splits and similar transactions).
(3) The Corporation's Board of Directors elected Mr. Woodle as the Corporation's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(4) Mr. Perry served as interim Chief Executive Officer from April 7, 1998 to July 20, 1998.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END

                                 OPTION VALUES

         The following table sets forth information concerning the exercise of stock options during the 1999 fiscal year by the executive officers named in the summary compensation table.

                                                                                      Number of             Value of
                                                                                     Unexercised          Unexercised
                                                                                       Options          In-the-Money(2)
                                                                                         At                 Options
                                                                                     FY/end (#)          FY/end ($)(3)
                          Shares Acquired                                           Exercisable/          Exercisable/
        Name              On Exercise (#)           Value Realized ($)(1)           Unexercisable        Unexercisable
--------------------------------------------------------------------------------------------------------------------------
David A. Woodle(4)             -                         -                              0/100,000           $0/$1,609,375
Richard E. Perry(5)            -                         -                              200,000/0          $2,328,125/$ 0
Chris A. Miller              7,400                    $73,500                        9,300/20,400        $51,438/$206,175
Gerhard B. Nederlof            -                         -                          26,621/18,198       $267,944/$229,275
David J. Eng                 2,000                     $8,750                       26,325/18,675       $357,138/$253,175
Donald F. Miller               -                         -                          15,650/17,850       $244,038/$263,788


----------

(1) Represents the market value of option shares on the date the options were exercised, less the exercise price. The value realized was determined without consideration of taxes payable as a result of exercise.
(2) "In-the-Money" options are options with an exercise price less than the market price of the Corporation's Common Stock at June 25, 1999.
(3)      Based on the market value of $25.25 per share on June 25, 1999.
(4) The Corporation's Board of Directors elected Mr. Woodle as the Corporation's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(5) Mr. Perry served as interim Chief Executive Officer from April 7, 1998 to July 20, 1998.

              LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

         The following table sets forth information concerning the number of Performance Shares granted in fiscal year 1998 under the Corporation's 1998 Incentive Plan to the executive officers of the Corporation named in the Summary Compensation Table.

                                                                                   Estimated future Payouts under Non-Stock
                                                                                             Price-Based Plans (1)
                                                                                   ----------------------------------------
                                              Performance or
                          Number of Shares,   Other Period
Name                      Units or Other      Until Maturation     Threshold           Target           Maximum Shares
                          Rights (#)(1)       or Payout(1)         Shares(#)           Shares(#)        (#)
--------------------------------------------------------------------------------------------------------------------------
David A. Woodle                    -
Richard E. Perry                   -
Chris A. Miller                2,000           10/13/98 - 6/30/00       2,000             2,000              2,000
Gerhard B. Nederlof            2,000           10/13/98 - 6/30/00       2,000             2,000              2,000
David J. Eng                   2,000           10/13/98 - 6/30/00       2,000             2,000              2,000
Donald F. Miller               1,000           10/13/98 - 6/30/00       1,000             1,000              1,000

---------
(1) Performance Shares awarded under the Corporation's 1998 Incentive Plan will only be paid if the Corporation's revenues equal or exceed $200,000,000 for its fiscal year ending on June 30, 2000. The named executive officers will not receive any Performance Shares unless this target is met.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

         In June 1998, the Corporation and Mr. Woodle entered into an employment agreement. This agreement is described in the "Report of Board of Directors' Compensation Committee on Executive Compensation" in this Proxy Statement.

         On July 21, 1997, the Corporation and Mr. Perry entered into an amended and restated employment agreement which renewed and extended Mr. Perry's employment until October 31, 2000 (subject to retirement in Mr. Perry's discretion upon 30 days' notice). As amended, the agreement provides that Mr. Perry will serve as the Chairman of the Corporation's Board of Directors for which he will be entitled to receive an annual base salary of $100,000 and incentive compensation as a participant in the Corporation's profit incentive plan then in effect. The agreement also provides that options granted to Mr. Perry under the 1988 Plan shall continue to be exercisable following his retirement (or other termination of employment) for a period equal to the lesser of five years or the stated expiration date of the options. Upon Mr. Perry's retirement (or death prior to retirement), the agreement provides for continuing payments to Mr. Perry of $50,000 per year for his life (and, upon his death, for the life of his spouse). In addition, the agreement provides that in the event of a change in control (defined as ownership of 30 percent or more of the Corporation's voting stock or a merger, sale of substantially all the assets of the Corporation or a change in a majority of Directors),which results within 18 months in involuntary termination of employment, he shall be entitled to receive two times his then annual salary plus any awards under any incentive compensation plans, two times the Corporation's annual 401(k) matching contribution made on his behalf, continuation of health and other insurance programs and other fringe benefits for a period of two years, plus cash sufficient to purchase a paid-up annuity of $1,000 a month for life. In addition, all outstanding options held by Mr. Perry will become immediately exercisable (if not already exercisable), and shall remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code. Mr. Perry will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

         The Corporation and Mr. Nederlof entered into an employment agreement in 1992 which expired at the end of 1996. On July 30, 1997, the Corporation and Mr. Nederlof entered into a new employment agreement which provides that Mr. Nederlof will serve as the Corporation's Senior Vice President-Marketing, Business Development and Services (Mr. Nederlof's title was subsequently changed to Senior Vice President-Marketing and Services effective September 1, 1998) until November 3, 1999. The agreement provides for an annual base salary of $115,000 through June 27, 1997, and $128,000 thereafter, subject to annual review by the Corporation. The agreement also provides Mr. Nederlof with incentive compensation as a participant in the Corporation's profit incentive plan then in effect, an annual supplemental retirement benefit of $18,000 per year pursuant to the Corporation's Supplement Retirement Plan and certain other fringe benefits. In addition, the agreement provided for an initial relocation expense payment of $36,900 paid from March to June 1997 and a final relocation expense payment of $120,000 to be paid on or before June 26, 1998 in connection with Mr. Nederlof's relocation to State College, Pennsylvania, with such final relocation expense payment subject to full or partial repayment in the event Mr. Nederlof voluntarily resigned from his employment with the Corporation during the one year period following the date of the agreement.

         In addition, the Corporation has a change of control agreement with each of the Corporation's officers (other than Messrs. Perry and Woodle) which becomes effective upon a change in control of the Corporation, as defined in the agreement. In the event an officer is terminated involuntarily within 18 months after a change in control, the officer shall be entitled to: (a) two times annual salary; (b) two times the Corporation's contribution to the officer's Retirement Savings & Profit Sharing Plan; (c) the sum of the prior two years' awards from the profit incentive plan then in effect; (d) 24 months' coverage under the Corporation's various health insurance plans; (e) benefits payable under the Supplemental Retirement Plan, even if the officer has not yet attained age 55; and (f) all outstanding stock options become immediately exercisable. If the officer resigns within 18 months after a change in control, the officer shall be entitled to the same benefits as from an involuntary termination if:
(a) the officer determines there has been a significant change in his/her responsibilities or duties; or (b) the officer's base salary is reduced by more than ten percent; or (c) the officer is required to relocate more than 40 miles from his/her former place of work. The Corporation is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to "gross up" the amount paid to cover federal and state income taxes payable by such officer relating to such payments that the officer incurs in the enforcement of his or her rights under this agreement by litigation or other legal action.

                                PERFORMANCE GRAPH

         The following graph compares the five-year cumulative total return of the Corporation's Common Stock with the cumulative total return of the New Peer Group (as defined below), the Multichannel Peer Group (as defined below) and the Nasdaq Market Index (as defined below) based on an assumed investment of $100 on June 24, 1994, in each case assuming reinvestment of all dividends.

         In previous years, the Corporation has presented graphs depicting five-year comparisons of the cumulative total return on its Common Stock with each of the Nasdaq National Market Index (the "Nasdaq Market Index") and a peer group which consisted of the publicly traded equipment vendors as listed in Multichannel News, which sometimes changed from year to year (the "Multichannel Peer Group"). For the fiscal year ended June 25, 1999, the Multichannel Peer Group included ADC Telecommunications, Inc.; Amphenol Corp. (Class A); Antec Corp.; Broadcom Corp. (Class A); Cisco Systems, Inc.; CommScope, Inc.; CSG Systems International Inc.; Enterprise Software, Inc. (formerly known as IndeNet Inc.); General Instrument Corp.; General Semiconductor, Inc.; Harmonic, Inc.; Oak Industries Inc.; Scientific-Atlanta Corp; Terayon Communication Systems and Wegener Corp. Multichannel News also included Broadband Technologies, Inc. in its list of publicly traded equipment vendors, however Broadband Technologies, Inc. was delisted on February 12, 1999 and therefore is not included in the Peer Group for purposes of this Performance Graph.

         Starting with the fiscal year ended June 25, 1999, the Corporation will include in its proxy statements stock price performance graphs comparing the five-year cumulative total return on its Common Stock with that for the Nasdaq Market Index and a peer group that the Corporation has selected (the "New Peer Group"). For the fiscal year ended June 25, 1999, the New Peer Group consists of ADC Telecommunications, Inc.; Antec Corp.; General Instrument Corp.; Harmonic, Inc. and Scientific-Atlanta Corp. In March 1999, Harmonic Lightwaves, Inc. merged with and into Harmonic, Inc. and changed its name to the Harmonic, Inc. In July 1997, General Instrument, Inc. effected a split-up of its businesses into three publicly-traded companies: General Semiconductor, Inc.; CommScope, Inc. and NextLevel Systems, Inc. NextLevel Systems, Inc. changed its name to General Instrument Corp. in 1998. The Corporation believes the New Peer Group provides a more balanced depiction of the Corporation's performance in relation to its peers than the Multichannel Peer Group. The New Peer Group consists of companies that the Corporation actually competes with in providing products and services to its customer base and, therefore, provides a more meaningful basis for comparison.

                     ASSUMES $100 INVESTED ON JUNE 24, 1994
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 25, 1999

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                              AMONG C-COR.NET CORP.
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


Company/Index                                          Fiscal Year Ended
-------------     --------------------------------------------------------------------------------
                               1994         1995          1996         1997       1998      1999
                               ----         ----          ----         ----       ----      ----
C-COR.net Corp.                100.00       235.29        154.01       90.91      152.94    216.04
New Peer Group                 100.00       146.08        148.34       213.47     223.11    311.85
Multichannel Peer Group        100.00       195.90        355.63       427.68     785.55    1513.39
Nasdaq Market Index            100.00       117.28        147.64       177.85     235.75    330.37

                              CERTAIN TRANSACTIONS

         On October 16, 1998, the Corporation accepted the voluntary resignation of Mr. Lynn Hutcheson, its Senior Vice President of Engineering and Technology. The Corporation paid severance fees to Mr. Hutcheson in the amount of $70,000 related to this resignation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended June 25, 1999, its officers, Directors and ten-percent shareholders complied with all applicable Section 16(a) filing requirements, except that (i) Mr. Eng and Mr. Nederlof were each late in filing a report with respect to restricted stock that each received during the last fiscal year and (ii) Mr. Woodle, Mr. Chris Miller, Mr. Donald Miller, Mr. Nederlof and Mr. Eng were each late in filing a report with respect to stock options that each received during the last fiscal year.


                              INDEPENDENT AUDITORS

         KPMG LLP, independent certified public accountants, audited the consolidated financial statements of the Corporation for the fiscal year ended June 25, 1999. Representatives of KPMG LLP are expected to attend the 1999 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ending June 25, 2000.


                      DEADLINE FOR SHAREHOLDERS' PROPOSALS

         The Corporation must receive any proposal which a shareholder wishes to submit to the 2000 Annual Meeting of Shareholders by May 23, 2000, for inclusion in the proxy material for that meeting. Shareholder proposals to be presented at the 2000 Annual Meeting of Shareholders, but not included in the proxy material relating to that meeting, must be received no later than August 6, 2000. Nothing in this paragraph shall be deemed to require the Corporation to include in its proxy materials relating to the 2000 Annual Meeting of Shareholders any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Corporation's By-laws at that time in effect.

                                  OTHER MATTERS

         Management does not know of any matters to be brought before the meeting other than those referred to herein. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

         It is important that proxies be returned promptly. Each shareholder who does not expect to attend the meeting in person is urged to sign and date the enclosed form of proxy and return it by mail. No postage is necessary if it is mailed in the United States.

                                            By order of the Board of Directors,
                                            /s/ William T. Hanelly

                                            WILLIAM T. HANELLY
                                            Vice President-Finance,
                                            Secretary and Treasurer
September 20, 1999

                                  APPENDIX A
                                  ----------

                  RESOLVED, that Article 5(a) of the Corporation's Amended and Restated Articles of Incorporation, as amended, be amended and restated in its entirety to read in full as follows:

                  5(a). The aggregate number of shares which the corporation should have authority to issue is Fifty Million (50,000,000) shares of Common Stock having a par value of $.10 per share and Two Million (2,000,000) shares of Preferred Stock, no par value per share.

                                   APPENDIX B
                                   ----------

                  RESOLVED, that the Corporation's Amended and Restated Articles of Incorporation, as amended, be amended to add a new Article 8 thereto, which shall read in full as follows:

                  8. The shareholders of the Corporation shall not have the right to cumulate votes in the election of directors.

                                 [PROXY CARD]


C-COR.net Corp.                Proxy Solicited on Behalf of the
State College, PA              Board of Directors of the
                               Corporation for Annual Meeting of
                               Shareholders to be held October 19, 1999


PROXY

                  The undersigned hereby appoints Anne P. Jones, Dr. James J. Tietjen and John J. Omlor, and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR.net Corp. to be held on Tuesday, October 19, 1999, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

                  It is agreed that unless otherwise marked on the reverse hereof said attorneys and proxies are appointed WITH authority to vote for the election of directors and for the other proposals set forth on the reverse hereof and to vote in their discretion on such other business as may properly come before the meeting.


(PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE)

1.      ELECTION OF DIRECTORS


FOR all nominees listed at right                   Nominee:
(except as marked                                  For a term expiring in 2000:
to the contrary below)       [ ]                   Michael J. Farrell


WITHHOLD AUTHORITY to                              Nominees:
vote for all nominees        [ ]                   For a term expiring in 2002:
listed at right                                    David A. Woodle
                                                   I.N. Rendall Harper, Jr.
                                                   Dr. Frank Rusinko, Jr.

To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

--------------------------------------------------

2. The amendment to increase from 24,000,000 to 50,000,000 the number of shares of Common Stock authorized for issuance under the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of the Commonwealth of Pennsylvania on February 19, 1981, as amended, an increase of 26,000,000 shares.

                    FOR     [ ]    AGAINST    [ ]    ABSTAIN     [ ]


3. The amendment to the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of the Commonwealth of Pennsylvania on February 19, 1981, as amended to eliminate the right of shareholders to cumulate votes in the election of directors.

                    FOR     [ ]    AGAINST    [ ]    ABSTAIN     [ ]


4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Signature                     Signature                      Dated       , 1999
         --------------------          ---------------------      -------
                       (SEAL)                         (SEAL)

NOTE: Signature should be the same as the name printed above: executors, administrators, trustees, guardians, attorneys and officers of corporations should add their title when signing.

                                       2